THE RBB FUND, INC.

DISTRIBUTION PLAN
for Investor Class Shares of the

Optima Strategic Credit Fund

WHEREAS, The RBB Fund, Inc. (the “Company”) is engaged in business as an open-end investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Directors of the Company have determined that there is a reasonable likelihood that the following Distribution Plan will benefit the Company and the holders of Investor Class Shares of the Optima Strategic Credit Fund (the “Fund”);

NOW, THEREFORE, the Directors of the Company hereby adopt this Distribution Plan pursuant to Rule 12b-1 under the 1940 Act.

SECTION 1. The Company has adopted this Distribution Plan (the “Plan”) to enable the Company to directly or indirectly bear expenses relating to the distribution of Investor Class Shares of the Fund.

SECTION 2. The Company will pay the distributor of Investor Class Shares of the Fund a fee at the annual rate of 0.25% of the Fund’s average daily net assets attributable to Investor Class Shares. The distributor may retain all or part of this fee as compensation for distribution or shareholder services it provides or it may use such fees for compensation of broker/dealers and other financial institutions and intermediaries that provide distribution or shareholder services as specified by the distributor. The actual fee to be paid by the distributor to broker/dealers and financial institutions and intermediaries will be negotiated based on the extent and quality of services provided.

SECTION 3. This Plan shall not take effect until it has been approved (a) by a vote of at least a majority of the outstanding Investor Class Shares of the Fund; and (b) together with any related agreements, by votes of the majority of both (i) the Directors of the Company and (ii) the Qualified Directors (as defined herein), cast in person at a Board of Directors meeting called for the purpose of voting on this Plan or such agreement.

SECTION 4. This Plan shall continue in effect for a period of more than one year after it takes effect only for so long as such continuance is specifically approved at least annually in the manner provided in Part (b) of Section 3 herein for the approval of this Plan.

SECTION 5. Any person authorized to direct the disposition of monies paid or payable by the Company pursuant to this Plan or any related agreement shall provide to the Directors of the Company, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

SECTION 6. This Plan may be terminated at any time by the vote of a majority of the Qualified Directors or by vote of a majority of the outstanding Investor Class Shares of the Fund.

SECTION 7. All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide (a) that such agreement may be terminated at any time, without payment of any penalty, by the vote of a majority of the Qualified Directors or by vote of a majority of the outstanding Investor Class Shares of the Fund, on not more than 60 days written notice to any other party to the agreement; and (b) that such agreement shall terminate automatically in the event of its assignment.

SECTION 8. This Plan may be amended in the manner provided in Part (b) of Section 3 herein for the approval of this Plan; provided, however, that the Plan may not be amended to increase materially the amount of distribution expenses permitted pursuant to Section 2 hereof without the approval of a majority of the outstanding Investor Class Shares of the Fund.

SECTION 9. While this Plan is in effect, the selection and nomination of those Directors who are not interested persons of the Company shall be committed to the discretion of the Directors then in office who are not interested persons of the Company.

SECTION 10. As used in this Plan, (a) the term “Qualified Directors” shall mean those Directors who are not interested persons of the Company, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the terms “assignment” and “interested person” shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

SECTION 11. This Plan shall not obligate the Company or any other party to enter into an agreement with any particular person.